Exhibit 99.2
AMENDMENT TO THE
AMENDED AND RESTATED
BY-LAWS
of
HEALTHCARE SERVICES GROUP, INC.
(a Pennsylvania Corporation)
Dated July 14, 2009
The By-laws of Healthcare Services Group, Inc. (the “Corporation”) are amended as follows, said amendment having been approved by a majority of the directors at a meeting held on July 14, 2009:
1.	A new Section 11 has been added to Article III to read in its entirety as follows:

Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the board of directors or a proxy committee appointed by the board of directors or by any stockholder of record entitled to vote in the election of directors. However, any stockholder of record entitled to vote in the election of directors may nominate directors only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation at the principal office of the Corporation (i) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of electing directors, the close of business on the seventh day following the date on which public announcement of the date of such meeting is first made. Each such notice shall set forth (a) the name and address of the stockholder who intends to make the nomination, of the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated; (b) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner; (c) a representation that the stockholder is a holder of record of stock of the Corporation and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated or intended to be nominated, by the board of directors; and (f) the written consent of each nominee to serve as a director of the Corporation if so elected. The chairperson of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

2.	A new Section 12 has been added to Article III to read in its entirety as follows:

Any stockholder of record entitled to vote in the election of directors may submit proposals for business to be considered by the stockholders of the Corporation at any annual meeting of stockholders if written notice of such stockholder’s intent to submit such proposal or proposals has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation at the principal office of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made. Each such notice shall set forth (a) the name and address of the stockholder who intends to introduce the proposal and of the beneficial owner, if any, on whose behalf the proposal is to be introduced; (b) the text of the proposal to be introduced (including the text of any resolutions proposed for consideration and in the event such proposal is to amend these Bylaws, the text of the proposed amendment), the reasons for introducing the proposal at the annual meeting and any material interest of the stockholder in the proposal; (c) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner; and (d) a representation that the stockholder is a holder of record of stock of the Corporation and intends to appear in person or by proxy at the annual meeting to introduce the proposal or proposals specified in the notice. The chairperson of the annual meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedure.
     The amendments contained herein shall become effective on July 14, 2009. Except as herein amended, the terms and provisions of the Amended and Restated By-laws of the Corporation will remain unmodified and in full force and effect.

Healthcare Services Group, Inc.
Dated July 14, 2009	By:	/s/ Richard W. Hudson
Richard W. Hudson
Chief Financial Officer and Secretary